Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


                                                     Three Months
                                                        Ended
                                                      March 31,
                                              --------------------------
                                                2004             2003
                                              ---------        ---------
Earnings before income taxes, equity in
   earnings of associated companies and
   cumulative effect of accounting change    $    40.9        $    38.8
Add:
   Distributed income of associated
    companies                                      1.1              3.2
   Amortization of capitalized interest            0.1              0.1
   Fixed charges                                   7.1              6.2
Less:
   Capitalized interest                           (0.5)            (0.1)
                                              ---------        ---------
Earnings as adjusted                         $    48.7        $    48.2

Fixed charges:
   Interest on indebtedness including
      amortized premiums, discounts and
      deferred financing costs               $     6.2        $     5.3
   Portion of rents representative of the
      interest factor                              0.9              0.9
                                              ---------        ---------
Fixed charges                                $     7.1        $     6.2
                                              ---------        ---------
Ratio of earnings to fixed charges                 6.9              7.8
                                              =========        =========